UNITED STATES

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

 DealerTrack Holdings, Inc.
(Name of Issuer)

 Common Stock
(Title of Class of Securities)

 242309102
(CUSIP Number)

 12/31/2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]

Rule 13d-1(b)

[ ]

Rule 13d-1(c)

[X ]

Rule 13d-1(d)

CUSIP No. 242309102

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
 Wachovia Corporation  56-0898180

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

 SEC Use Only

4.

 Citizenship or Place of Organization
North Carolina

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

 Sole Voting Power
0

6.

 Shared Voting Power
1,832,877

7.

 Sole Dispositive Power
0

8.

 Shared Dispositive Power
1,835,910

9.

Aggregate Amount Beneficially Owned by Each Reporting Person. 1,835,910

10.

Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 5.15%

12.

 Type of Reporting Person (See Instructions)

Parent Holding Company (HC)

CUSIP No. 242309102

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
 Wachovia Bank, N.A.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

 SEC Use Only

4.

 Citizenship or Place of Organization
National Association

 Number of
Shares
Beneficially Owned
by Each Reporting
Person With

5.

 Sole Voting Power
0

6.

 Shared Voting Power
1,832,877

7.

 Sole Dispositive Power
3,033

8.

 Shared Dispositive Power
1,832,877

9.

Aggregate Amount Beneficially Owned by Each Reporting Person. 1,835,910

10.

Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 5.15%

12.

 Type of Reporting Person (See Instructions)

Bank (BK)

CUSIP No. 242309102

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
 WFS Financial Inc

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

 SEC Use Only

4.

 Citizenship or Place of Organization
California

 Number of
Shares
Beneficially Owned
by Each Reporting
Person With

5.

 Sole Voting Power
0

6.

 Shared Voting Power
1,832,767

7.

 Sole Dispositive Power
0

8.

 Shared Dispositive Power
1,832,767

9.

Aggregate Amount Beneficially Owned by Each Reporting Person. 1,832,767

10.

Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 5.14%

12.

 Type of Reporting Person (See Instructions)

Corporation (CO)

CUSIP No. 242309102

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
 WFS Web Investments

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3.

 SEC Use Only

4.

 Citizenship or Place of Organization
California

 Number of
Shares
Beneficially Owned
by Each Reporting
Person With

5.

 Sole Voting Power
1,832,767

6.

 Shared Voting Power
0

7.

 Sole Dispositive Power
1,832,767

8.

 Shared Dispositive Power
0

9.

Aggregate Amount Beneficially Owned by Each Reporting Person. 1,832,767

10.

Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) Not Applicable.

11.

Percent of Class Represented by Amount in Row (11) 5.14%

12.

 Type of Reporting Person (See Instructions)

Corporation (CO)

Item 1.

(a)

 Name of Issuer

  DealerTrack Holdings, Inc

(b)

 Address of Issuer's Principal Executive Offices

 1111 Marcus Avenue
 Suite M04
 Lake Success, NY 11042

Item 2.

(a)

Name of Person Filing

Wachovia Corporation

Wachovia Bank, National Association

WFS Financial Inc

WFS Web Investments

Wachovia Bank, N.A., WFS Financial Inc and WFS Web Investments are subsidiaries of Wachovia Corporation

(b)

Address of Principal Business Office or, if none, Residence

Wachovia Corporation, Wachovia Bank, N.A.

One Wachovia Center

Charlotte, North Carolina 28288-0137

WFS Financial Inc, WFS Web Investments

23 Pastuer Road

Irvine, CA  92618-3804

(c)

 Citizenship

 Wachovia Corporation
 North Carolina
 Wachovia Bank, N.A.
 National Association
 WFS Financial Inc, WFS Web Investments
 California

(d)

 Title of Class of Securities

  Common Stock

(e)

 CUSIP Number

929903102

Item 3.

If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

[ ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[ ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[ ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[ ]

Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)

[ ]

An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

(f)

[ ]

An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

(g)

[ ]

A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

(h)

[ ]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

[ ]

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[ ]

Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.

Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned: 1,835,910.

(b)

Percent of class: 5.15%.

(c)

Number of shares as to which the person has:

(i)

 Sole power to vote or to direct the vote
1,832,877.

(ii)

 Shared power to vote or to direct the vote
0.

(iii)

Sole power to dispose or to direct the disposition of 1,835,910.

(iv)

Shared power to dispose or to direct the disposition of 0.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.

 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

Not Applicable.

Item 8.

Identification and Classification of Members of the Group

Not Applicable.

Item 9.

Notice of Dissolution of Group

 Not Applicable.

Item 10.

Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 13, 2006

Date

Wachovia Corporation

Wachovia Bank, National Association

WFS Financial Inc

WFS Web Investments

________________________________

Signature

By: /s/ Karen F. Knudtsen

Karen F. Knudtsen

Vice President and Trust Officer

Name/Title

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(d). Each is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: June 13, 2006

Wachovia Corporation

Wachovia Bank, National Association

WFS Financial Inc

WFS Web Investments

By: /s/ Karen F. Knudtsen

Karen F. Knudtsen

Vice President

Wachovia Fiduciary Compliance Group